UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2004

USA BROADBAND, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-29433	84-1592698
(State or jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Incorporation)

121 Broadway, Suite 638 San Diego, CA 92101
(Address of principal executive offices)

(619) 239-1488
(Registrant’s telephone number, including area code)

1111 Orange Ave. Coronado, CA 92118
(Former Name or Former Address, if Changed Since Last Report)

ITEM 5.  Other Events and Regulation FD Disclosure

On January 21, 2004 USA Broadband, Inc., a Delaware corporation (“USBU”), filed a complaint against dick clark international cable ventures, ltd., a Turks and Caicos entity (“dcicv”), Las Americas Broadband, Inc., a Colorado corporation (“LABN”), Cable California S.A. de C.V., a Mexican corporation (“Cable California”), Richard Lubic, Martin Weisberg, Dick Clark and  Carlos Bustamante (collectively, the “Defendants”), in the Court of Chancery of the State of Delaware, in and for New Castle County.  Each of the claims set forth in the complaint arise out of or are in connection with the Asset Purchase Agreement dated January 9, 2003, among USBU, dcicv, LABN, Cable California and Bustamante (the “Asset Purchase Agreement”).  Pursuant to the Asset Purchase Agreement, USBU began to oversee Cable California’s implementation of digital cable television, high speed Internet, and other video and data service operations in the greater Tijuana, Mexico, metropolitan area.  As a result of the allegations made in the complaint concerning the Asset Purchase Agreement and Cable California’s operations in Mexico, USBU has determined that any further expenditure of resources in connection with the Asset Purchase Agreement would not be in its best interest and, therefore, USBU has determined to cease its involvement with Cable California.

On January 20, 2004, Mr. Daniel Villanueva submitted his resignation as a member of USBU’s Board of Directors effective immediately.  On January 30, 2004, Mr. Jack Kemp submitted his resignation as a member of USBU’s Board of Directors effective immediately.

In addition, on January 30, 2004, Mr. Arturo Alemany, resigned from his position as Chief Executive Officer and Chairman of the Board of Directors of USBU effective as of January 31, 2004.  Messrs. Alemany, Kemp and Villanueva were to play a central role in Cable California’s business operations in Mexico.  Their resignations result, in part, from the decision by USBU to cease its involvement in those operations.  Mr. Alemany, who has been involved in business in Latin America for over 20 years, will step down from his positions at USBU in order to manage his advisory services business.  Jon Eric Landry, a member of the Board of Directors of USBU, commented “USA Broadand’s Board of Directors thanks each board member for their contribution and is grateful for Mr. Alemany’s dedicated service to the Company.”  The Board of Directors accepted each resignation.

Grant G. Miller resigned from his position as Chief Financial Officer of USBU.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA BROADBAND, INC.

	By:	/s/ Jon Eric Landry
Its: Director
February 6, 2004